Exhibit 99.1

For Immediate Release
November 5, 2024

Carlyle Secured Lending, Inc. Announces Financial Results For Third Quarter Ended 2024, Declares Fourth Quarter 2024 Dividends of $0.45 Per Common Share

New York - Carlyle Secured Lending, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “CGBD” or the “Company”) (NASDAQ: CGBD) today announced its financial results for its third quarter ended September 30, 2024. Justin Plouffe, CGBD’s Chief Executive Officer said, “We delivered consistent performance in the third quarter of 2024, capitalizing on increased new deal activity and the strength of our existing portfolio companies. With another strong quarter of originations, we benefited from access to the broader Carlyle Global Credit Platform, as we supplemented our core cash flow strategy with differentiated deal flow and specialty lending capabilities. We remain disciplined in our investment and portfolio management approach and are committed to executing on our strategy of providing investors with resilient, stable cash flows and principal protection.”
Net investment income for the third quarter of 2024 was $0.47 per common share with Adjusted Net Investment Income Per Share(1) of $0.49 after adjusting for the acceleration of debt issuance costs relating to the 2015-1R CLO Reset (as defined below), net of incentive fees. Net asset value per common share decreased by 0.6% for the third quarter to $16.85 from $16.95 as of June 30, 2024. The total fair value of our investments was $1.7 billion as of September 30, 2024.
Dividends
On November 4, 2024, the Board of Directors declared a base quarterly common dividend of $0.40 per share plus a supplemental common dividend of $0.05 per share. The dividends are payable on January 17, 2025 to common stockholders of record on December 31, 2024.

On September 26, 2024, the Company declared a cash dividend on the Preferred Stock for the period from July 1, 2024 to September 30, 2024 in the amount of $0.438 per Preferred Share to the holder of record on September 30, 2024.

Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Wednesday, November 6, 2024 to discuss these quarterly financial results. The conference call will be available via public webcast via a link on Carlyle Secured Lending’s website and will also be available on our website soon after the call’s completion.

Non-GAAP Financial Measures
On a supplemental basis, the Company is disclosing Adjusted Net Income Per Share, which is calculated and presented on a basis other than in accordance with GAAP (“non-GAAP”). The Company’s management uses this non-GAAP financial measure internally to analyze and evaluate financial results and performance and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to one-time or non-recurring investment income and expense events, including the effect on incentive fees. The presentation of this non-GAAP measure is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.
The Company’s management uses the non-GAAP financial measure described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not had similar one-time or non-recurring events. The Company’s management believes “Adjusted Net Investment Income Per Share” is useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to one-time or non-recurring events and are used by management to evaluate the economic earnings of the Company.

(1) Represents a non-GAAP metric, see “Non-GAAP Financial Measures” for more information.
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The following details the one-time or non-recurring events considered as part of the non-GAAP measure. The non-GAAP measure is reflected net of any incentive fee impacts, as applicable.
•On July 2, 2024, Carlyle Direct Lending CLO 2015-1R LLC, a wholly-owned and consolidated subsidiary of the Company, completed the refinancing of its outstanding notes by redeeming the notes in full and issuing new notes and loans (the “2015-1R CLO Reset”). Refer to Note 8, Borrowings, in the Company’s Form 10-Q for the Quarterly Period ended September 30, 2024 for more information on the refinancing. In connection with the refinancing, the debt issuance costs were accelerated in accordance with GAAP.

Carlyle Secured Lending, Inc.
CGBD is an externally managed specialty finance company focused on lending to middle-market companies. CGBD is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through September 30, 2024, CGBD has invested approximately $8.5 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. CGBD’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. CGBD has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Web: carlylesecuredlending.com

About Carlyle
Carlyle (“Carlyle,” or the “Adviser”) (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit and Global Investment Solutions. With $435 billion of assets under management as of June 30, 2024, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. Carlyle employs more than 2,200 employees in 28 offices across four continents. Further information is available at www.carlyle.com. Follow Carlyle on X @OneCarlyle and LinkedIn at The Carlyle Group.

Contacts:

Investors:	Media:
Nishil Mehta	Kristen Greco Ashton
+1-212-813-4928 publicinvestor@carlylesecuredlending.com	+1-212-813-4763 kristen.ashton@carlyle.com
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